Exhibit 23.3

CONSENT OF MACQUARIE CAPITAL (USA) INC.

We hereby consent to the inclusion of our opinion letter, dated February 10, 2014, to the Board of Directors of First Private Holdings, Inc. (the “Company”) included as Appendix B, and to the references thereto under the caption “Approval of the Merger—Opinion of First Private’s Financial Advisor” in the proxy statement/prospectus relating to the proposed merger transaction involving IBERIABANK Corporation and the Company, which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of IBERIABANK Corporation (Form S-4 No. 333-             ) (the “Registration Statement”). In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Macquarie Capital (USA) Inc.
New York, New York
March 26, 2014